Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) is made and entered into as of December 4, 2013, by and among EDGEWATER TECHNOLOGY, INC., a Delaware corporation (the “Company”) and Shirley Singleton (“Employee”).

RECITALS

WHEREAS, Company and Employee entered into that certain Employment Agreement dated June 12, 2007 (the “Employment Agreement”) for a term commencing on June 12, 2007 and continuing through December 31, 2010; and

WHEREAS, Company and Employee by their First Amendment to Employment Agreement agreed to extend the term of the Employment Agreement through December 31, 2013; and

WHEREAS, Company and Employee now desire again to extend the term of the Employment Agreement; and

WHEREAS, Company and Employee also desire to amend certain of the terms and conditions of the Employment Agreement as set forth herein, principally in order to ensure compliance of the Agreement with Section 409A of the Code; and

WHEREAS, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1. The term of the Employment Agreement is extended for an additional term commencing on January 1, 2014 and continuing until December 31, 2016, unless terminated sooner in accordance with Sections 5 or 6 of the Employment Agreement.

2. Section 3.1 of the Employment Agreement is amended and restated as follows:

Base Salary. The Company shall pay to Employee a Base Salary at the rate of $425,000.00 per annum through the expiration of the term, payable bi-weekly as per normal pay practices of the Company. Such Base Salary shall be subject to increase based upon review by the Compensation Committee of the Company (the “Committee”) from time to time.

3. The first sentence and second sentence of Section 5(c)(ii) are deleted and replaced with the following:

(ii) at any time prior to the expiration of the Term, by the Company pursuant to Section 5(a)(iv) above, or by Employee for Good Reason (as defined below), then in such event Employee shall receive from the Company a sum (the “Severance Payment”) equal to (i) two (2) times the Employee’s annual base salary in effect at the time of such termination plus (ii) an amount equal to the Employee’s bonus target established for the calendar year immediately preceding the calendar year in which such termination occurs, such bonus amount to in no event exceed one (1) year’s base annual base salary for the Employee, payable in two installments as follows:

(a) thirty (30) days after the date of such termination, a first payment equal to the greater of (i) $510,000 or (ii) two (2) times the Employee’s annual base salary in effect at the time of such termination; and

(b) six months after the date of such termination, a second payment equal to the excess of (i) the amount of the Severance Payment, over (ii) the amount paid under subsection (a) immediately above.

4. Section 6(a) of the Employment Agreement is changed to read as follows:

(a) If Employee’s employment with the Company is terminated during the Term following a Change in Control, either by the Company which is not for Cause or by the Employee for Good Reason only:

(i) the Company shall pay Employee a lump sum amount equal to (i) two (2) times the Employee’s annual base salary in effect at the time of such termination plus (ii) an amount equal to the Employee’s bonus target established for the calendar year immediately preceding the calendar year in which such termination occurs, such bonus amount to in no event exceed one (1) year’s base annual base salary for the Employee, payable in two installments as designated in amended Section 5(a)(iv) above,

(ii) the provisions of Section 5(c)(ii) relating to exercisability of options, restricted stock awards and Continued Health Care Coverage shall apply; and

(iii) the non-competition, non-solicitation and confidentiality provisions of Section 7 shall apply for a period of only six (6) months from the effective date of termination.

In such event, Employee shall have no further obligations under this Agreement, other than continued compliance with Section 7 hereof during the aforementioned period in the preceding sentence.

5. Section 5(a)(ii) of the Employment Agreement is changed to read as follows:

(ii) if, during the Term, Employee becomes unable to engage in any substantial gainful activity because of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months (“Disability”); provided, however, that the Company shall give Employee at least ten (10) days prior written notice of its intention to terminate this Agreement on account of such Disability, as of the date set forth in the notice. In case of termination for Disability, Employee shall be entitled to receive salary, benefits, and reimbursable expenses owing Employee through the date of termination;

6. The definition of “Good Reason” shall include the circumstances listed in Section 5(c)(ii) of the Employment Agreement only if, within ninety (90) days of the initial existence of such circumstances, Employee gives written notification thereof to the Company and Company fails to cure or correct such circumstances within thirty (30) days of receipt of such notice.

7. Section 6(b) of the Employment Agreement is changed to read as follows:

(b) A “Change in Control” shall be deemed to have occurred on the date that: (i) any person, or more than one person acting as a group (other than the Company or an employee benefit plan of the Company), acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or group), directly or indirectly, the beneficial ownership of any voting stock of the Company and immediately after such acquisition such person or group is, directly or indirectly, the beneficial owner of voting stock of the Company which represents 50% or more of the total voting power of the then-outstanding voting stock of the Company; (ii) the majority of the members of the Board is replaced during any twelve month period by directors whose appointment to the Board was not approved by a vote of at least two-thirds (2/3) of the directors still in office immediately prior to such replacement; (iii) the stockholders of the Company approve a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by at least 75% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of more than 50% (by fair market value) of the Company’s assets (other than cash).

8. Section 6(c)(i) of the Employment Agreement is changed to read as follows:

(c) (i) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Employee (whether paid or distributed pursuant to this Agreement or otherwise) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then amounts payable or distributable pursuant to this Agreement shall be reduced to the minimum extent required so that such “excess parachute payment” is reduced to zero.

9. For purposes of the Notice provision under Section 9 of the Employment Agreement, Aaron Gilman’s address is changed to the following:

Aaron Gilman, Esq.

Hinckley, Allen & Snyder LLP

28 State Street

Boston, MA 02109

10. Except as expressly amended as set forth herein, all other terms and conditions of the Employment Agreement and the First Amendment to the Employment Agreement shall remain in full force and effect, unaltered and unaffected hereby, and the parties hereby ratify and confirm their rights and obligations as set forth in said Employment Agreement, as amended herein.

11. This Second Amendment shall be construed and interpreted in accordance with the laws of the State of Delaware.

12. This Second Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or PDF shall be effective as delivery of a manually-executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first set forth above, intending this document to take effect as a sealed instrument.

COMPANY:

EDGEWATER TECHNOLOGY, INC.

By:	/s/ Timothy R. Oakes
Name:	Timothy R. Oakes
Title:	Chief Financial Officer

EMPLOYEE:

/s/ Shirley Singleton
Shirley Singleton